Exhibit 77Q.2 – RiverNorth Opportunities Fund, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act and Section 30(h) of the 1940 Act, and the rules thereunder, require the RiverNorth Opportunities Fund, Inc.’s (the “Fund”) officers and Directors, officers and directors of the investment adviser, affiliated persons of the investment adviser, and persons who beneficially own more than 10% of a registered class of the Fund’s Common Shares (the “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange and to furnish the Fund with copies of all Section 16(a) forms they file.  Based solely on a review of the reports filed with the SEC and upon representations that no applicable Section 16(a) forms were required to be filed, the Fund believes that as of the Fund’s fiscal year end on October 31, 2016, all Section 16(a) filing requirements applicable to the Fund’s officers, Directors and greater than 10% beneficial owners were complied with; with the exception of a statement of initial beneficial ownership on Form 3 of:

ALPS Holdings, Inc. (“AHI”) (parent company of ALPS Advisors, Inc.)

DST Systems, Inc. (parent company of AHI)

David Swanson (Independent Director of the Fund)

J. Wayne Hutchens (Independent Director of the Fund)

Brian Schmucker (RiverNorth Reporting Person)

Steve O’Neill (RiverNorth Reporting Person)

These filings were not filed within 10 days following the day on which each entity or individual became a reporting person.

In addition, statement of changes in beneficial ownership on Form 4 for the following individuals were not filed before the end of the second business day following the day on which the subject transaction had been executed:

Patrick Galley (Interested Director of the Fund and RiverNorth Reporting Person)

Brian Schmucker (RiverNorth Reporting Person)

Steve O’Neill (RiverNorth Reporting Person)